UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 28, 2013

MHI HOSPITALITY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland	333-118873	20-1531029
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 W. Francis Street

Williamsburg, Virginia 23185

(757) 229-5648

(Address, including Zip Code and Telephone Number, including

Area Code, of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 22, 2013, Brownestone Partners, LLC (the “Borrower”) and other affiliates of MHI Hospitality Corporation (“MHI” or the “Company”), entered into a First Amendment to Loan Agreement and other amended loan documents to secure additional proceeds on the original $8.0 million mortgage (the “Mortgage Loan”) on the Doubletree by Hilton Brownstone-University hotel property with its existing lender, Premier Bank, Inc. (the “Lender”).

Pursuant to the amended loan documents:

•	the Mortgage Loan’s principal amount is increased to $10.0 million with no prepayment penalty; and

•

the interest rate applicable to the Mortgage Loan will be fixed at 5.25%; if the Mortgage Loan is extended, the Mortgage Loan will adjust to a rate of 3.00% plus the current 5-year U.S. Treasury bill rate of interest, with an interest rate floor of 5.25%.

The Company will use proceeds of the Mortgage Loan to redeem 1,901.547 shares of the Company’s Series A Cumulative Redeemable Preferred Stock with Essex Illiquid, LLC and Richmond Hill Capital Partners, LP, for an aggregate redemption price of approximately $2.1 million plus the payment of accrued and unpaid cash and stock dividends.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On March 28, 2013, the Company issued a press release announcing the amended debt financing of the Doubletree by Hilton Brownstone-University. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release of MHI Hospitality Corporation dated March 28, 2013, announcing the amended debt financing of the Doubletree by Hilton Brownstone-University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 28, 2013

MHI HOSPITALITY CORPORATION

By:	/s/ Andrew M. Sims
Andrew M. Sims
Chief Executive Officer

Exhibit List

99.1	Press Release of MHI Hospitality Corporation dated March 28, 2013, announcing the amended debt financing of the Doubletree by Hilton Brownstone-University.